 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1994

                                                  REGISTRATION NO. 33-51747

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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                               UNISYS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
             DELAWARE                              38-0387840
     (STATE OF INCORPORATION)         (I.R.S. EMPLOYER IDENTIFICATION NO.)

                     TOWNSHIP LINE AND UNION MEETING ROADS
                         BLUE BELL, PENNSYLVANIA 19424
                                 (215) 986-4011
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                          PRINCIPAL EXECUTIVE OFFICES)

                                HAROLD S. BARRON
                           SENIOR VICE PRESIDENT AND
                                GENERAL COUNSEL
                               UNISYS CORPORATION
                     TOWNSHIP LINE AND UNION MEETING ROADS
                         BLUE BELL, PENNSYLVANIA 19424
                                 (215) 986-5299
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this registration statement.

                                --------------

If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                --------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, FEBRUARY 4, 1994

PROSPECTUS

                               UNISYS CORPORATION

                        7,000,000 SHARES OF COMMON STOCK

                                  -----------

  This Prospectus relates to the offering, from time to time, by Harris Trust and Savings Bank (or any successor trustee), as trustee for the Unisys Pension Plan (the "Plan" or the "Selling Stockholder"), of up to 7,000,000 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of Unisys Corporation (the "Company") which have been contributed by the Company to the Plan.

  The Shares have been placed into portfolios managed by independent investment managers appointed by the Plan. Each investment manager is responsible, in its discretion, for determining the timing of any sales of the Shares under its management. See "Plan of Distribution". Any sales of the Shares will be at market prices (plus customary or negotiated brokerage commissions) prevailing at the time of sale in the case of transactions on the New York Stock Exchange or the other exchanges on which the Common Stock is traded and at negotiated prices related to prevailing market prices in the case of transactions off the floor of such exchanges. The Company will not receive any proceeds from the sale of the Shares by or for the account of the Plan.

  The Common Stock is listed on the New York Stock Exchange. The closing sale price of the Common Stock on the New York Stock Exchange was $14.375 per share on February 2, 1994.

                                  -----------

SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

THE DATE OF THIS PROSPECTUS IS      .

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at and obtained from the Commission in the manner set forth below. For further information, reference is made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. Such reports, proxy statements and other information, as well as the Registration Statement, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10007. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1992 (as amended on Form 8 dated March 31, 1993).

    2. The Company's Current Report on Form 8-K dated April 16, 1993.

    3. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1993, June 30, 1993 and September 30, 1993.

    4. The description of the Company's Common Stock contained in the registration statement of Burroughs Corporation ("Burroughs"), the predecessor to the Company, on Form 8-B dated May 22, 1984 (as amended on Form 8 dated May 7, 1991), filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    5. The description of the Company's Preferred Share Purchase Rights contained in the Registration Statement of Burroughs on Form 8-A dated March 11, 1986 (as amended on Forms 8 dated, respectively, April 16, 1986, July 8, 1987 and May 7, 1991) and in the Registration Statement of Burroughs on Form 8-A dated October 3, 1986 (as amended on Forms 8 dated, respectively, July 8, 1987 and May 7, 1991), filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request, copies of any or all documents incorporated by reference herein (other than the exhibits thereto unless such exhibits are incorporated specifically by reference therein). Requests should be directed to Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424, Attention: Corporate Secretary; Telephone (215) 986-3206.

                                  THE COMPANY

  The Company makes and markets computer-based information systems and software and offers professional services on a worldwide basis. The Company designs, manufactures and supports a complete line of enterprise servers and peripherals, departmental servers and workstations, and applications and systems software, and provides services and systems integration, equipment maintenance and defense custom products and services.

  The address and telephone number of the principal executive offices of the Company are Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424, telephone number (215) 986-4011.

                       CERTAIN INVESTMENT CONSIDERATIONS

  Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Shares offered hereby.

THE COMPUTER INDUSTRY; COMPANY REPOSITIONING ACTIONS

  The Company operates in an industry that has undergone dramatic changes in recent years, highlighted by technological advances, which have significantly lowered the cost of computing and have led to increased competition, lower prices and lower profit margins; a shift towards standards and open computing systems, which has resulted in increasing "commoditization" of hardware products and lower profit margins; and a growing focus by customers on service and software solutions rather than on hardware. These factors have combined to render previous cost structures obsolete.

  The Company has moved aggressively to realign its financial structure to reflect the rapidly changing market for information processing products and services. It has lowered its cost structure significantly by reducing its workforce, consolidating plants and facilities and streamlining product lines. In connection with these repositioning actions, the Company recorded special charges of $1.2 billion in 1991, $181.0 million in 1990 and $231.0 million in 1989. Losses in each of those years amounted to $1.4 billion, $436.7 million and $639.3 million, respectively. Principally as a result of the lower costs associated with the repositioning actions, the Company has reported profits for nine consecutive quarters, beginning with the fourth quarter of 1991. Net income for the year ended December 31, 1993 was $565.4 million. No assurance can be given, however, that the Company will not experience losses in the future, particularly if worldwide adverse economic conditions and weakness in the computer industry persist.

HIGH LEVERAGE

  As of December 31, 1993, the Company had total long-term debt (including current maturities) of $2,050.0 million. Total long-term debt maturities for 1994, 1995, 1996, 1997 and 1998 were $25.0, $72.2, $354.0, $436.0 and $211.0 million, respectively. The percentage of total debt to total capitalization for the Company was 43% at December 31, 1993. Total interest expense in 1993 was $241.7 million.

DIVIDEND SUSPENSIONS; DIVIDEND LIMITATIONS

  In September 1990 and February 1991, the Company suspended the quarterly cash dividends on its outstanding Common Stock and Preferred Stock, respectively. In October 1992, the Company resumed paying dividends on outstanding Preferred Stock, with payments being applied to reduce the accumulated dividend arrearage. Under the terms of the Preferred Stock, the Company may not pay cash dividends on its Common Stock until all dividend arrearages on the Preferred Stock are satisfied. As of December 31, 1993, dividends on Preferred Stock were $107.8 million in arrears. In addition, certain of the Company's credit facilities and debt instruments contain financial covenants which could limit dividends on the Company's capital stock.

IMPORTANCE OF INTERNATIONAL OPERATIONS

  Revenue from international operations accounted for approximately half of the Company's total revenue in each of 1991, 1992 and 1993. As a result, the Company's business is sensitive to worldwide economic conditions. In 1993, the Company's business was affected by deterioration in the European marketplace and continuing weakness in Japan. In addition, because the Company operates in approximately 100 countries, its international business is also affected by other factors beyond its control, such as fluctuations in foreign currency exchange rates, U.S. and foreign government laws and policies affecting trade and investment and governmental changes.

DECLINE IN DEFENSE INDUSTRY EXPENDITURES

  During 1991, 1992 and 1993, the Company received approximately 20% of its revenue from custom defense systems. A substantial portion of this revenue was derived from contracts with agencies of the U.S. Department of Defense and the Canadian Department of National Defence. Any future declines in U.S. and Canadian defense industry spending could affect the Company's ability to obtain new defense contracts, and no assurance can be given that current, in-process, multiple-year contracts will not be downsized or discontinued.

                            RECENT DEVELOPMENTS

  On January 24, 1994 the Company reported, for the year ended December 31, 1993, net income of $565.4 million, or $2.31 per fully diluted common share, including $203.8 million or 83 cents per share from special one-time items. In 1992, the Company reported net income of $361.2 million, or $1.40 per common share, which included a special item of $65.0 million or 36 cents per share. Excluding the special items, earnings per share for 1993 were $1.48 compared to $1.04 in 1992. Revenue in 1993 was $7.74 billion compared with $8.42 billion in 1992. For the fourth quarter ended December 31, 1993, the Company reported net income of $117.7 million or 46 cents per fully diluted common share. In the fourth quarter of 1992, the Company reported net income of $101.2 million or 43 cents per common share, before special items of $38.0 million or 15 cents per share. Revenue for the fourth quarter of 1993 was $2.10 billion compared to $2.26 billion in the comparable quarter a year ago.

                                USE OF PROCEEDS

  The Shares are being offered hereby for the account of the Plan. Accordingly, the Company will not receive any proceeds from the sale of the Shares.

                              SELLING STOCKHOLDER

  The Plan is a qualified defined benefit pension plan under Section 401(a) of the Internal Revenue Code and is funded by Company contributions to a tax qualified trust maintained for the sole benefit of Plan participants. The Company contributed the Shares to the Plan on December 29, 1993.

  After giving effect to the contribution of the Shares, the Plan owned approximately 7,016,000 shares of Common Stock, representing approximately 4.1% of the outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

  The Shares have been placed into portfolios managed by independent investment managers (the "Investment Managers"). Each Investment Manager will be responsible, in its sole judgment and discretion, for making any decision to hold or sell any or all of the Shares under its management. The Investment Managers have been advised that any sales must be effected in ordinary trading transactions without special selling efforts or methods. Such sales will be at market prices prevailing at the time of sale in the case of transactions on the New York Stock Exchange or any other exchange on which the Common Stock is traded and at negotiated prices related to prevailing market prices in the case of transactions off the floor of such exchanges.

  The Plan, and any brokers or dealers effecting sales on its behalf, may be deemed to be "underwriters" within the meaning of the Securities Act. No payment of any underwriting commissions or discounts in connection with any sales of the Shares by the Plan is expected other than customary or negotiated brokerage commissions. The Company will pay the expenses of the registration of the Shares under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

  The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in (1) the Company's Certificate of Incorporation; (2) the Company's By-Laws and (3) the Rights Agreement (as defined below), all of which are exhibits to the Registration Statement.

  The Company's authorized capital stock consists of 360,000,000 shares of Common Stock and 40,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"). Pursuant to the Company's Certificate of Incorporation, the Board of Directors may, by resolution, establish series of Preferred Stock having such voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as the Board of Directors may determine.

  As of December 31, 1993, there were 170,364,844 shares of Common Stock outstanding, and the Company had reserved approximately 147,320,000 additional shares of Common Stock for issuance pursuant to various employee benefit plans and upon the conversion of outstanding shares of Preferred Stock and other outstanding securities.

  The Board of Directors has authorized the issuance of 30,000,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), 10 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), 20 shares of Series C Cumulative Preferred Stock (the "Series C Preferred Stock") and 1,500,000 shares of Junior Participating Preferred Stock (the "Junior Preferred Stock"). As of December 31, 1993, there were 28,404,439 shares of Series A Preferred Stock, 10 shares of Series B Preferred Stock, 20 shares of Series C Preferred Stock and no shares of Junior Preferred Stock outstanding.

COMMON STOCK

 General

  Subject to the rights of the holders of shares of Preferred Stock, holders of shares of Common Stock (1) are entitled to receive dividends when and as declared by the Board of Directors of the Company from funds legally available for that purpose; (2) have the exclusive right, except as otherwise may be required by law, to vote for the election of directors and for all other purposes and (3) are entitled, upon any liquidation, dissolution or winding up of the Company, to a pro rata distribution of the assets and funds of the Company available for distribution to stockholders. Each share of Common Stock is entitled to one vote on all matters on which stockholders generally are entitled to vote. Holders of shares of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock or securities convertible into shares of Common Stock. The Common Stock is traded on the New York Stock Exchange and prices are reported by the New York Stock Exchange Composite Tape under the symbol UIS. Harris Trust Company of New York is the transfer agent for the Common Stock.

 Dividend Limitations

  The Company suspended the quarterly dividend on the Common Stock in September 1990. The Company's outstanding Preferred Stock currently prohibits the Company from paying dividends on the Common Stock while dividends on the Preferred Stock are in arrears. See "Cumulative Convertible Preferred Stock-- Dividend Limitations". In addition, the Company's most restrictive credit facility limits dividends on the Company's capital stock generally to an amount no greater than the accumulated arrearages on the Series A, Series B and Series C Preferred Stock plus 50% of cumulative consolidated net income since October 1, 1992.

 Preferred Share Purchase Rights and Junior Participating Preferred Stock

  The Company has distributed to its stockholders one Preferred Share Purchase Right (the "Rights") with respect to each outstanding share of Common Stock pursuant to a Rights Agreement (the "Rights Agreement") dated as of March 7, 1986 between the Company and Harris Trust Company of New York, as Rights Agent. Each Right entitles the holder thereof, until the earlier of March 17, 1996 or the redemption of the Rights, to buy one three-hundredth of a share of the Junior Preferred Stock at an exercise price of $75. The Rights are represented by the certificates for shares of Common Stock and will not be exercisable, or transferable apart from the shares of Common Stock, until the earlier of the tenth day after the announcement that a person or group has acquired beneficial ownership of 20% or more of the shares of Common Stock (a "20% holder") or the tenth day after a person commences, or announces an intention to commence, an offer, the consummation of which would result in a person beneficially owning 30% or more of the shares of Common Stock as of such date (the earlier of such dates being called the "Distribution Date"). The Rights could then begin trading separately from the shares of Common Stock.

  In the event that the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the surviving company which, at the time of such transaction, would have a market value of two times the exercise price of the Right. Alternatively, if a 20% holder were to acquire the Company by means of a reverse merger in which the Company and its stock survive, or were to engage in certain "self-dealing" transactions, each Right not owned by the 20% holder would become exercisable for the number of shares of Common Stock which, at that time, would have a market value of two times the exercise price of the Right.

  The Rights are redeemable at $.01 2/3 per Right at any time prior to the time that a person or group has acquired beneficial ownership of 20% of the shares of Common Stock. The Rights will expire on March 17, 1996 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company in accordance with their terms. At no time will the Rights have any voting rights.

  The foregoing summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is an exhibit to the Registration Statement.

  The shares of Junior Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Junior Preferred Stock will have a minimum preferential quarterly dividend of $15 per share, but will be entitled to a dividend of 300 times the aggregate dividend declared per share of Common Stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will receive a preferred liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of Common Stock. Each share of the Junior Preferred Stock will have 300 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of the Junior Preferred Stock will be entitled to receive 300 times the amount received per share of Common Stock. The Junior Preferred Stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

  The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of the shares of Junior Preferred Stock; (2) as a result of the grant to holders of the shares of Junior Preferred Stock of certain rights or warrants to subscribe for shares of Junior Preferred Stock or of securities convertible into shares of Junior Preferred Stock (at a price, or with a conversion price, respectively, less than the then current market price for the shares of Junior Preferred Stock) or (3) as a result of the distribution to holders of the shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. The percentage of a share of Junior Preferred Stock for which a Right is exercisable and the number of Rights outstanding are also subject to adjustment in the event of dividends on the shares of Common Stock payable in shares of Common Stock or subdivisions, combinations or consolidations of the shares of Common Stock, occurring, in any case, before the Rights become exercisable or transferable apart from the shares of Common Stock.

  One Right is presently associated with each issued and outstanding share of Common Stock. The Company will issue one Right with each share of Common Stock issued prior to the Final Expiration Date unless, prior to such issuance, the Rights are redeemed or become exercisable and transferable apart from the shares of Common Stock.

  The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms that the Board of Directors determines are not in the best interests of the Company's stockholders, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at $.01 2/3 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of Common Stock.

 Anti-Takeover Provisions

  The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock.

  The Company's Certificate of Incorporation and By-Laws contain certain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors. Such provisions may also render the removal of the current Board of Directors more difficult.

  The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall consist of not less than 10 nor more than 20 directors (subject to any rights of the holders of shares of

Preferred Stock to elect additional directors), with the exact number to be fixed by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board. The Board of Directors is divided into three classes of directors, which classes are as nearly equal in number as possible. One class of directors is elected each year for a term of three years. Directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting as a single class. Subject to any rights of the holders of shares of Preferred Stock, vacancies in the Board of Directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office. Pursuant to the Certificate of Incorporation, advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Company's By-Laws. The By-Laws provide that written notice of the intent of a stockholder to make a nomination at a meeting of stockholders must be delivered to the Secretary of the Company not less than 90 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting. The notice must contain certain background information about the nominee and the number of shares of the Company's capital stock beneficially owned by the nominee. The affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, is required to amend, alter or repeal the provisions of the Certificate of Incorporation and the By-Laws discussed above.

  The Company's Certificate of Incorporation also provides that certain mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation of the Company (individually, a "Business Combination") must be approved by an affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, when such action involves a person (an "Interested Stockholder") who beneficially owns more than 20% of the voting power of the then outstanding shares of Voting Stock, unless certain minimum price, form of consideration and procedural requirements (the "Fair Price Provisions") are satisfied or unless a majority of the directors not affiliated with the Interested Stockholder approve the Business Combination. The affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, is required to amend, alter or repeal such provisions of the Certificate of Incorporation.

  Under the Certificate of Incorporation and By-Laws, except as otherwise required by law and subject to the rights of the holders of shares of Preferred Stock, stockholders may not call a special meeting of stockholders. Only the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board, may call a special meeting of stockholders. The General Corporation Law of the State of Delaware provides that, unless specifically prohibited by the certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting, without prior notice, and without a stockholder vote if a written consent or consents setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take such action at a meeting of stockholders. The Company's Certificate of Incorporation requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent. The affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of Voting Stock, voting as a single class, is required to amend, alter or repeal the provisions of the Certificate of Incorporation and By-Laws discussed above.

  The purpose of certain provisions of the Certificate of Incorporation and By-Laws discussed above relating to (1) a classified Board of Directors; (2) the removal of directors and the filling of vacancies; (3) the prohibition of stockholder action by written consent and (4) supermajority voting requirements for the repeal of provisions (1) through (3) is to help assure the continuity and stability of the business strategies and policies of the Company and to discourage certain types of transactions that involve an actual or threatened change of control of the Company. They are designed to make it more difficult and time-consuming to change majority control of the Board of Directors and thus to reduce the vulnerability of the Company to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting power of all of the Voting Stock or to an unsolicited proposal for the restructuring or sale of all or part of the Company.

  Such charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of Common Stock, or the removal of the incumbent Board of Directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the Fair Price Provisions discussed above provide that certain business combinations involving the Company and a certain type of stockholder which do not meet specified criteria or are not approved by supermajority vote cannot be consummated without the approval of a majority of those directors who are not affiliated with such stockholder, such provisions could give incumbent management the power to prevent certain takeovers. The Fair Price Provisions may also discourage attempts to effect a "two-step" acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the Voting Stock of the Company for less desirable consideration. Under the classified board and related provisions, the third party would not immediately obtain the ability to control the Board of Directors through its first-step acquisition and, under the Fair Price Provisions, having made the first-step acquisition, the third party could not acquire the balance of the Voting Stock for a lower price without a supermajority vote or the approval of a majority of such unaffiliated directors.

  These provisions of the Certificate of Incorporation and By-Laws help ensure that the Board of Directors, if confronted with an unsolicited proposal from a third party which has acquired a block of shares of Common Stock, will have sufficient time to review the proposal and appropriate alternatives for the Company's stockholders.

  Such charter and by-law provisions are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Board of Directors, who would then be in a position to negotiate a transaction which would treat all stockholders in substantially the same manner. Such provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of Common Stock by purchasers whose objective is to have such shares repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of Common Stock caused by such accumulations. Accordingly, stockholders of the Company could be deprived of certain opportunities to sell their shares at a temporarily higher market price.

  The Rights could also have the effect of delaying, deferring or preventing a takeover or change in control of the Company. See "Common Stock--Preferred Share Purchase Rights and Junior Participating Preferred Stock".

CUMULATIVE CONVERTIBLE PREFERRED STOCK

  The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock rank on a parity with each other, and prior to the Common Stock and the Junior Preferred Stock, as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company.

 Series A Preferred Stock

  The Series A Preferred Stock accrues quarterly cumulative dividends at the annual rate of $3.75 per share and is entitled to receive $50 per share, plus accrued and unpaid dividends, upon liquidation. The shares of Series A Preferred Stock are convertible, at the option of the holders thereof, into shares of Common Stock at a conversion price of $29.93 per share, subject to adjustment to prevent dilution under certain circumstances. For purposes of calculating the number of shares of Common Stock into which shares of Series

A Preferred Stock are convertible at the conversion price, the price per share of the Series A Preferred Stock is $50. Each share of Series A Preferred Stock is currently convertible into 1.67 shares of Common Stock. The Series A Preferred Stock is redeemable at the option of the Company under certain circumstances and at varying prices. If dividends on the shares of Series A Preferred Stock and any class or series of stock ranking on a parity with the Series A Preferred Stock as to dividends (the "Parity Dividend Stock") are in arrears in an amount equal to at least six quarterly dividends, the number of directors of the Company will be increased by two as of the date of the next meeting of stockholders at which directors are to be elected, and the holders of shares of Series A Preferred Stock and of Parity Dividend Stock (voting together as a separate class) will be entitled to vote for and to elect such additional directors. The holders of shares of Series A Preferred Stock have certain voting rights if the Company determines to authorize, create or issue, or increase the authorized amount of, any class or series of stock ranking prior to or on a parity with the Series A Preferred Stock. The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (voting separately as a class with all other series of capital stock ranking on a parity as to dividends or upon liquidation with the Series A Preferred Stock and also being affected) is also required to amend the Company's Certificate of Incorporation if the amendment would have a materially adverse effect on the powers, preferences or special rights of the Series A Preferred Stock.

 Series B and C Preferred Stock

  Each of the Series B Preferred Stock and the Series C Preferred Stock has a stated value of $5 million per share, accrues quarterly cumulative dividends based on such stated value at the rate of 8 7/8% per annum until June 28, 1995, and at the rate of 9 1/2% per annum thereafter, accrues dividends on the amount of any unpaid dividends and is entitled to receive the stated value, plus accrued and unpaid dividends, upon liquidation. The shares of Series B Preferred Stock and Series C Preferred Stock are convertible at the option of the holder thereof into shares of Common Stock at conversion prices of $20 per share and $21 per share, respectively, subject to adjustment to prevent dilution under certain circumstances. Shares of Series B Preferred Stock and Series C Preferred Stock are redeemable at the option of the Company at a premium, the amount of which is determined by reference to interest rates in effect at the time of such redemption and the amount of time then remaining to June 28, 1997. If the Series B Preferred Stock and Series C Preferred Stock have not been redeemed by the Company or converted by the holder prior to June 28, 1996 (or June 28, 1995 if requested by the original holder thereof (the "original holder"), the Company will be required thereafter to convert both series into Common Stock at any time prior to June 28, 1997, based on the current market price for the Common Stock at the time of conversion. Both series are also subject to mandatory conversion into Common Stock at the current market price for the Common Stock at the time of conversion in the event of a change of control or certain other extraordinary corporate events. If sufficient Common Stock is not available for issuance upon conversion because required stockholder or other approvals have not been obtained, or because issuance of such Common Stock upon conversion would not be in compliance with applicable law, the Company may issue other types of equity securities instead of Common Stock. The Common Stock received by the original holder upon conversion of the Series B Preferred Stock and Series C Preferred Stock pursuant to the mandatory conversion described above is required to be sold in a manner approved by the Company, and to the extent that proceeds received by the original holder upon such sale are less than the stated value of the shares so converted, plus accrued dividends and a premium amount, the Company has agreed to issue additional shares of capital stock to the original holder until the original holder receives proceeds equal to the sum of such amounts. Each of the Series B Preferred Stock and the Series C Preferred Stock is non-voting except with respect to certain matters relating to the rights and preferences of such series. With respect to such matters, each of such series votes separately as a class.

 Dividend Limitations

  Each of the Series A, Series B and Series C Preferred Stock prohibits the payment of cash dividends or other distributions on, and the purchase, redemption or other acquisition of, any shares of Common Stock until all accrued and unpaid dividends on such series of Preferred Stock have been paid. In February 1991, the Company suspended the quarterly dividend on the Series A, Series B and Series C Preferred Stock. In October 1992, the Company resumed paying dividends on each of those series of Preferred Stock. Quarterly payments made since that date have been in amounts greater than the stated quarterly dividends and have been applied to reduce the accumulated dividend arrearages. As a result, dividend arrearages as of December 31, 1993 on the Series A, Series B and Series C Preferred Stock had declined to $107.8 million from $185.8 million at September 15, 1992.

ADDITIONAL SERIES OF PREFERRED STOCK

  The Board of Directors may, from time to time, create one or more new series of Preferred Stock in addition to the Junior Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock. When and if any such new series of Preferred Stock is issued, it could affect the dividend, voting and liquidation rights of the Common Stock.

                                 LEGAL MATTERS

  The legality of the securities offered hereby will be passed upon for the Company by Harold S. Barron, Esq., Senior Vice President and General Counsel of the Company. As of the date of this Prospectus, Mr. Barron owns 1,600 shares of Common Stock and holds options to purchase 119,000 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference or appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1992, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon incorporated therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY OR THE PLAN. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPEC-TUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Information Incorporated by Reference......................................   2
The Company................................................................   3
Certain Investment Considerations..........................................   3
Recent Developments........................................................   4
Use of Proceeds............................................................   4
Selling Stockholder........................................................   4
Plan of Distribution.......................................................   5
Description of Capital Stock...............................................   5
Legal Matters..............................................................  11
Experts....................................................................  11

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                                    UNISYS


                              UNISYS CORPORATION
                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS
                               ----------------


                                        , 1994

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following statement sets forth the estimated amounts of expenses, other than underwriting discounts and commissions, to be incurred in connection with the offerings described in this Registration Statement:

   Securities and Exchange Commission Registration Fee................. $30,475
   Printing Fees and Expenses..........................................  10,000
   Accounting Fees and Expenses........................................   5,000
   Blue Sky Fees and Expenses..........................................  10,000
   New York Stock Exchange listing fees................................  20,000
   Miscellaneous Expenses..............................................   1,525
                                                                        -------
      Total............................................................ $77,000
                                                                        =======

- --------
All of the amounts are estimated except for the Securities and Exchange Commission registration fee. All expenses of registration will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

  a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

  b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

  c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

  d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

  The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by the Company. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  On April 28, 1988, at the Company's 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements ("Indemnification Agreements") with its directors, and such Indemnification Agreements have been executed with each of the directors of the Company. The Indemnification Agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

  The Indemnification Agreements require indemnification except to the extent
(i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or By-Laws, the DGCL or otherwise than pursuant to the Indemnification Agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director's knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Securities Exchange Act of 1934 or
(v) indemnification has been determined not to be permitted by applicable law.

  The Indemnification Agreements further provide that, in the event of a Potential Change in Control, (as defined therein), the Company shall cause to be maintained any then existing policies of directors' and officers' liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the Indemnification Agreements also provide for the establishment by the Company of a trust (the "Trust"), for the benefit of each director, upon the written request by the director. The Trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

  The Indemnification Agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

  The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 16. EXHIBITS

  See Index to Exhibits.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWNSHIP OF WHITPAIN, COMMONWEALTH OF PENNSYLVANIA, ON FEBRUARY 4, 1994.

                                         UNISYS CORPORATION


                                         By:        /s/ James A. Unruh
                                             ----------------------------------
                                                       JAMES A. UNRUH
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on February 4, 1994.


             SIGNATURE                                  TITLE
             ---------                                  -----
         /s/ James A. Unruh              Chairman of the Board and Chief
- ------------------------------------      Executive Officer (principal
           JAMES A. UNRUH                 executive officer) and Director


        /s/ George T. Robson             Senior Vice President and Chief
- ------------------------------------      Financial Officer (principal
          GEORGE T. ROBSON                financial officer)


       /s/ Deborah C. Hopkins            Vice President and Controller
- ------------------------------------      (principal accounting officer)
         DEBORAH C. HOPKINS



           Gail D. Fosler*                             Director
- ------------------------------------
           GAIL D. FOSLER


          Melvin R. Goodes*                            Director
- ------------------------------------
          MELVIN R. GOODES


          Kenneth A. Macke*                            Director
- ------------------------------------
          KENNETH A. MACKE

              SIGNATURE                                   TITLE
              ---------                                   -----

       Robert McClements, Jr.*                          Director
- ---------------------------------------
       ROBERT MCCLEMENTS, JR.


         William G. Milliken*                           Director
- ---------------------------------------
         WILLIAM G. MILLIKEN


          Alan E. Schwartz*                             Director
- ---------------------------------------
          ALAN E. SCHWARTZ


          Donald V. Seibert*                            Director
- ---------------------------------------
          DONALD V. SEIBERT


          /s/ George T. Robson
*By: ----------------------------------
     GEORGE T. ROBSON, ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                        DOCUMENT DESCRIPTION
 -------                       --------------------
  4(a)   Restated Certificate of Incorporation of Unisys Corporation (in-
         corporated by reference to Exhibit 3(a) to the registrant's An-
         nual Report on Form 10-K for the year ended December 31, 1992)

  4(b) By-Laws of Unisys Corporation (incorporated by reference to Ex-hibit 3(b) to the registrant's Annual Report on Form 10-K for the year ended December 31, 1992)

  4(c)   Form of Rights Agreement dated as of March 7, 1986 between
         Burroughs Corporation and Harris Trust Company of New York, as
         Rights Agent (incorporated by reference to Exhibit 1 to the reg-
         istrant's Registration Statement on Form 8-A, dated March 11,
         1986)

 *5      Opinion of Harold S. Barron, Senior Vice President and General
         Counsel of Unisys Corporation

  23(a)  Consent of Ernst & Young (independent auditors)

  23(b)  Consent of Harold S. Barron (included in Exhibit 5)

 *24     Power of Attorney

- --------

*  Previously filed